Exhibit 14.1

Turn Therapeutics Inc.

Code of Business Conduct and Ethics

Adopted September 11, 2025

1. Introduction

This Code of Business Conduct and Ethics (“Code”) has been adopted by the Board of Directors (the “Board” of Turn Therapeutics Inc. (the “Company”) and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government, the public, and our shareholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

2. Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

3. Trading on Inside Information

Using non-public, Company information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All non-public, company information should be considered inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s Policy Against Insider Trading, copies of which are distributed to all employees, officers and directors and are available from the Compliance Officer. You should contact the Compliance Officer with any questions about your ability to buy or sell securities.

4. Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

The provisions of this Section 4 are qualified in their entirety by reference to Section 10.

5. Conflicts of Interest

Our employees, officers and directors have an obligation to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest may arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

●	Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

●	Accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Company from a competitor, customer or supplier.

●	Competing with the Company for the purchase or sale of property, products, services or other interests.

●	Having an interest in a transaction involving the Company, a competitor, a customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).

●	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

●	Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Compliance Officer.

In order to avoid conflicts of interests, senior executive officers and directors must disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Compliance Officer shall notify the Nominating and Governance Committee of any such disclosure. Conflicts of interests involving the Compliance Officer and directors shall be disclosed to the Nominating and Governance Committee.

6. Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to a manager/supervisor or the Compliance Officer.

The sole purpose of the Company’s equipment, vehicles, supplies and technology is the conduct of our business. They may only be used for Company business consistent with Company guidelines.

7. Fair Dealing

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and any employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Occasional business gifts to, or entertainment of, non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

Practices that are acceptable in a commercial business environment may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of a manager/supervisor or the Compliance Officer.

Except in certain limited circumstances, the Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact a manager/supervisor or the Compliance Officer before taking any action.

8. Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

9. Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Situations which may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require the exercise of judgment or the making of difficult decisions. Employees, officers and directors should promptly report any concerns about a violation of ethics, laws, rules, regulations or this Code to their supervisors/managers or the Compliance Officer or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. Interested parties may also communicate directly with the Company’s non-management directors through contact information located in the Company’s annual report on Form 10-K.

Any concerns about a violation of ethics, laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the Compliance Officer. Any such concerns involving the Compliance Officer should be reported to the Nominating and Corporate Governance Committee.

The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Compliance Officer of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating and Corporate Governance Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors, and the Company will devote the necessary resources to enable the Compliance Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Compliance Officer.

The provisions of this Section 9 are qualified in their entirety by reference to Section 10.

10. Reporting Violations to a Governmental Agency

You understand that you have the right to:

●	Report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

●	Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;

●	Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

●	Respond truthfully to a valid subpoena.

You have the right to not be retaliated against for reporting, either internally to the company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law. It is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed. It is unlawful for the company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

Notwithstanding anything contained in this Code or otherwise, you may disclose confidential Company information, including the existence and terms of any confidential agreements between yourself and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.

The Company cannot require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and the company may not offer you any kind of inducement, including payment, to do so.

Your rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a predispute arbitration agreement.

Even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and you may also be eligible to receive an award under such laws.

11. Waivers and Amendments

Any waiver of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be disclosed to the Company’s shareholders within four business days. Any waiver of this Code for other employees may only be granted by the Compliance Officer. Amendments to this Code must be approved by the Nominating and Corporate Governance Committee Board of Directors and amendments of the provisions in this Code applicable to the CEO and the senior financial officers will also be promptly disclosed to the Company’s shareholders.

12. Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions. shareholders.

13. Environment, Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees.